Exhibit 99.1

ARVANA SIGNS LOI TO ACQUIRE LUXCOR GOLD PROPERTY AND RELATED ASSETS

Salt Lake City, Utah, June 29, 2023, Arvana Inc. (OTC: AVNI) is pleased to announce that it has signed a letter of intent (LOI) with Luxcor Gold (Alberta) Limited Partnership (Luxcor), to acquire registered mining claims that indicate a near-term prospect for gold production, in addition to permits, infrastructure and equipment to process ore. The decision to pursue a project in the mining sector aligns with Arvana’s mission to enhance stockholder value by capitalizing and managing business opportunities with promise.

Luxcor’s claims are in La Paz County, Arizona, an area with a rich history of gold mining. The favorable geology, bulk sampling results, and historical production records in proximity to a former gold mine represent a compelling prospect for commercially productive low to high-grade gold recovery sourced from the claims. Assets to be acquired include an ore processing mill housed in an 8,000 square foot building on a 40-acre industrial site with easy access to Interstate 10, complete gold gravity processing equipment, a 600 volt 1,600-amp grid service, and two-water wells. The Luxcor mine site and the mill are permitted for ore extraction and processing.

The LOI anticipates that the purchase price will be paid in shares of Arvana’s restricted common valued at $0.50 a share, a net revenue split on receipts from gold production, and Arvana’s commitment to fund working capital of $3,000,000 for operations with additional funds to be provided as necessary. The share component of the purchase price is expected to include a mechanism that would release Arvana shares to Luxcor in increments that correspond to the net revenue paid to Luxcor as a percentage of the purchase price.

“We are thrilled to announce our intention to acquire these remarkable gold properties and related assets,” said Ruairidh Campbell, Arvana’s CEO. “Our deliberate entry into the mining sector confirms our growth strategy and presents an exciting opportunity for us to capitalize on the robust demand for precious metals.”

The LOI is non-binding and subject to the mutual satisfaction of customary due diligence in advance of finalizing the terms of a definitive agreement.

For additional information concerning the prospective transaction, please refer to Arvana’s filings with the Securities and Exchange Commission or contact us directly.

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform.

Luxcor Gold Limited Partnership

Luxcor is an Alberta, Canada based limited partnership that owns registered mining claims that indicate a near-term prospect for gold production in La Paz County, Arizona. The partnership also owns the infrastructure and equipment necessary to process ore on site.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidh@arvana.us

Website: https://arvana.us

Jim Clark, Managing Partner

Email: jimclark@luxcor.ca